Exhibit 21.1
List of Subsidiaries of Converted Organics Inc:

Name	Percentage owned by Converted Organics Inc.
Converted Organics of California, LLC	100%

Converted Organics of Woodbridge, LLC	100%

Converted Organics of Mississippi, LLC	100%

Converted Organics of Rhode Island, LLC	92.5%

TerraSphere Inc.	100%

GoLocalProduceRI, LLC	83.34%
List of Subsidiaries of TerraSphere Inc.:

Name	Percentage owned by TerraSphere Inc.
TerraSphere Systems LLC	95%
List of Subsidiaries of TerraSphere Systems LLC:

Name	Percentage owned by TerraSphere Systems LLC
TerraSphere Canada, LLC	85%

PharmaSphere LLC	100%
List of Subsidiaries of PharmaSphere LLC:

Name	Percentage owned by PharmaSphere LLC
PharmaSphere Worcester, LLC	100%